Exhibit 5
May 14, 2014
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, New York 14210
Ladies and Gentlemen:
First Niagara Financial Group, Inc. (the “Company”) has filed a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended with respect to nine million eight hundred three thousand seven hundred thirty-one (9,803,731) shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) relating to the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan (the “Plan”).
As Senior Vice President, General Counsel and Secretary of the Company, I am familiar with the Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the preparation of the Registration Statement. In connection with this offering, I have examined the Registration Statement, including the exhibits thereto, and such other documents and instruments and such questions of law and made such further investigation as I have deemed necessary or appropriate in connection with this opinion. My opinion expressed herein is based exclusively on the applicable provisions of the Delaware General Corporation Law as in effect on the date hereof.
Based upon the foregoing, it is my opinion that following the effectiveness of the Registration Statement with the Securities and Exchange Commission, the Common Stock so registered, when issued and delivered pursuant to the Plan, and upon receipt by the Company of the consideration for the Common Stock as specified in the Plan, will be legally issued and will be fully paid and non-assessable.
This opinion is rendered as of the date hereof and I assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention, or any changes in laws which may hereafter occur.
I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kristy Berner
Kristy Berner
Senior Vice President, General Counsel and Secretary